Exhibit 99.17

Valerie Haertel, Investor Relations 212.969.6414 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Chairman and Chief Executive Officer to Address Investors During a
Conference Call Sponsored by Prudential Equity Group

New York, NY, May 19, 2006 – Lewis A. Sanders, Chairman and Chief Executive Officer of AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (NYSE: AB), will be speaking about the firm’s global strategy founded on research excellence, and answering questions from investors during a Prudential Equity Group conference call on Monday, May 22nd, 2006 at 11:00 a.m. (E.T.)

A live audio webcast of Mr. Sanders’ presentation can be accessed by visiting the AllianceBernstein website at www.alliancebernstein.com, and linking to the Investor Relations section. An audio replay of the webcast and the presentation will be available on AllianceBernstein’s Investor Relations website through May 30th, 2006.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At March 31, 2006, AllianceBernstein Holding L.P. (“Holding”) owned approximately 32.7% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.2% of the AllianceBernstein Units at March 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.6% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.